Exhibit 99.1

DURECT Enters into License Agreement Granting Santen the Worldwide Rights to a Sustained Release SABER® Ophthalmology Product

CUPERTINO, CA, December 16, 2014 – DURECT Corporation (Nasdaq: DRRX) announced today that it has entered into an agreement with Santen Pharmaceutical Co., Ltd. granting Santen the exclusive worldwide rights to develop and commercialize a sustained release product utilizing DURECT’s SABER® technology to deliver an ophthalmology drug.

“We’re pleased to be working on this program with Santen given their expertise and global leadership position in the ophthalmology field,” stated James E. Brown, President and CEO of DURECT. “We’ve been working together on this program as a feasibility project, and are now delighted that Santen has chosen to advance this effort into a formal development program.”

Under the terms of the agreement, Santen will pay DURECT an upfront fee of $2 million in cash and make contingent cash payments to the Company upon the achievement of certain development and commercialization milestones. If the product is commercialized, DURECT would also receive a tiered royalty on product sales. Santen will control and fund the development program.

About SABER® Technology

DURECT’s SABER Technology is a patented technology designed to provide sustained release, bioerodible injectable depot systems. The SABER technology is the basis of POSIDUR™, which is the subject of an NDA, and Relday™, which has completed a single dose Phase I clinical trial in the U.S. The SABER technology is also the basis for SucroMate™ Equine, an injectable animal health drug containing the peptide deslorelin; this was our first FDA approved SABER injectable product, launched in 2011.

About Santen Pharmaceutical Co., Ltd

Founded in 1890, Santen is a global company headquartered in Osaka, Japan. Santen researches, develops and markets ophthalmic products for physicians worldwide. Among prescription ophthalmic pharmaceuticals, Santen holds the top share within the Japanese market and is one of the leading ophthalmic companies worldwide. For more information please visit www.santen.com, the content of which is not incorporated herein by reference.

About DURECT Corporation

DURECT is a specialty pharmaceutical company developing innovative drugs for pain and other chronic diseases, with late-stage development programs including REMOXY®, POSIDUR™, ELADUR®, and TRANSDUR®-Sufentanil. DURECT’s proprietary oral, transdermal and injectable depot delivery technologies enable new indications and superior clinical/commercial attributes such as abuse deterrence, improved convenience, compliance, efficacy and safety for small molecule and biologic drugs. For more information, please visit www.durect.com.

DURECT Forward-Looking Statement

The statements in this press release regarding the SABER technology, the ophthalmology product candidate, including its anticipated attributes, potential uses and commercial potential, Santen’s development of the product candidate, milestone and royalty payments that may be potentially paid to DURECT under DURECT’s license agreement with Santen are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risk that the ophthalmology product candidate may not receive regulatory approval, Santen’s ability to design, enroll, conduct and complete clinical trials to support regulatory approval, Santen’s ability to complete the design, development, and manufacturing process development of the ophthalmology product candidate, Santen’s ability to manufacture and commercialize the ophthalmology product candidate, marketplace acceptance of the product candidate and the risk that Santen may terminate the agreement under conditions specified in the agreement. Further information regarding these and other risks is included in DURECT’s Form 10-Q dated November 4, 2014 filed with the Securities and Exchange Commission under the heading “Risk Factors.”

NOTE: ORADUR®, POSIDUR™, SABER®, and TRANSDUR® are trademarks of DURECT Corporation. REMOXY, POSIDUR, ELADUR and TRANSDUR-Sufentanil are drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities.

Contact for DURECT Corporation:

Matthew J. Hogan, Chief Financial Officer, 408-777-4936